EXHIBIT 99.1


                            EXPLANATION OF RESPONSES:

(1) This Form 4 is being filed by (i) Portcullis Partners, LP, a Texas limited partnership ("Portcullis Partners"), (ii) Portcullis G.P., LLC, a Texas limited liability company ("Portcullis GP"), and William V. Morgan, an individual ("Mr. Morgan" and collectively with Portcullis GP and Portcullis Partners, the "Reporting Persons").

On May 28, 2006, Richard D. Kinder (Mr. Kinder"), the Chairman of the Board and Chief Executive Officer of Kinder Morgan, Inc. (the "Issuer"), together with GS Capital Partners V Fund, L.P. ("Goldman"), AIG Global Asset Management Holdings Corp. ("AIG"), Carlyle Partners IV, L.P. ("Carlyle"), and Carlyle/Riverstone Energy Partners III, L.P. ("Carlyle/Riverstone" and, together with Goldman, AIG and Carlyle, their respective affiliates, or investment funds managed by Goldman, AIG, Carlyle and Carlyle/Riverstone, or their respective affiliates, the "Sponsors") submitted to the Board of Directors of the Issuer a proposal (the "Proposal") to acquire all of the outstanding common stock, par value $5.00 per share, of the Issuer ("KMI Common Stock"), other than certain shares of KMI Common Stock held by Mr. Kinder, the Sponsors and certain other specified persons participating in the Proposal, at a purchase price of $100 per share of KMI Common Stock. The Reporting Persons are participants in the Proposal. As a result of the Proposal, the Reporting Persons and the other persons participating in the Proposal may be deemed to constitute a "group", within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that beneficially owns more than 10% of the outstanding shares of the KMI Common Stock.

By reason of the provisions of Rule 16a-1 of the Exchange Act, the Reporting Persons may be deemed to be the beneficial owners of any securities that may be deemed to be beneficially owned by Mr. Kinder, the Sponsors and the other persons participating in the Proposal. Each of the Reporting Persons disclaims beneficial ownership of all shares of KMI Common Stock, except for the 916,000 shares of KMI Common Stock described in this Form 4. Except with respect to the 916,000 shares of KMI Common Stock described in this Form 4, this Form 4 shall not be deemed an admission that any Reporting Person is a beneficial owner of any shares of KMI Common Stock for purposes of Section 16 of the Exchange Act or for any other purpose or that any Reporting Person has an obligation to file this Form 4.